THE WRIGHT BLUE CHIP MASTER PORTFOLIO TRUST

                              Amended and Restated
                     Establishment and Designation of Series



         WHEREAS, pursuant to Declaration of Trust of The Wright Blue Chip Master Portfolio Trust dated March 18, 1997 (the "Declaration of Trust"), the Trustees of The Wright Blue Chip Master Portfolio Trust (the "Trust") designated six separate Series; and

         WHEREAS, the Trustees now desire to change the name of one of the existing Series, i.e. U.S. Treasury Near Term Portfolio to U.S. Government Near Term Portfolio, pursuant to Section 10.3. of Article X of the Declaration of Trust of the Trust.

         NOW, THEREFORE, the undersigned, being a duly authorized officer presently in office of the Trust acting pursuant to authority granted by a resolution of the Trustees of the Trust adopted on March 25, 1998, pursuant to
Section 6.2. of Article VI of the Declaration of Trust, hereby executes this Amended and Restated Establishment and Designation of Series redesignating the Series of the Trust into the following separate Series of the Trust, each Series to have the special and relative rights as set forth in the Declaration of
Trust:

        1.The Portfolios shall be designated as follows effective July 1, 1998:

                           Selected Blue Chip Equities Portfolio
                           Junior Blue Chip Equities Portfolio
                           International Blue Chip Equities Portfolio
                           U.S. Treasury Portfolio
                           U.S. Government Near Term Portfolio
                           Current Income Portfolio


                                                     /s/A.M. Moody III
                                                     -------------------
                                                        A.M. Moody III
                                                        Vice President




June 24, 1998